UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 3, 2024

Farmers & Merchants Bancorp
(Exact name of registrant as specified in its charter)

Delaware	000-26099	94-3327828
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

111 West Pine Street, Lodi, California	95240
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (209) 367-2300

Former name or former address, if changed since last report
Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	Not applicable	Not applicable

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 3, 2024, Farmers and Merchants Bancorp (the “Company”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with and among The Sheila M. Wishek Living Trust, a trust formed and existing under the laws of the State of California (the “Stockholder”), and Verna Shaheen, an individual residing in the city of San Francisco, State of California, as the duly-appointed and acting sole trustee of the Stockholder (the “Trustee”), pursuant to which the Stockholder agreed to sell and the Company agreed to repurchase an aggregate of 37,990 shares of Common Stock of the Company owned by the Stockholder (the “Trust Shares”) at a per share price calculated based on the one-month (30 days) Volume Weighted Average Price (VWAP) of the Common Stock of $965.50, as of the market close on October 2, 2024, discounted by 5.0% to $917.22 to reflect a negotiated block discount given the low volume of shares of the Common Stock typically traded as reported on the OTCQX in comparison to the number of shares being transacted (the “Per Share Price”), and otherwise on the terms and subject to the conditions set forth in the Stock Purchase Agreement. Ms. Wishek, the grantor of such trust, was deceased on January 12, 2024.  The closing of the purchase by the Company of the Trust Shares occurred contemporaneously with the execution and delivery of the Stock Purchase Agreement on October 3, 2024, and the consideration paid by the Company to the Stockholder was $34,845,187.80, less a tax reimbursement of $348,451.88, for a net Purchase Amount (as such term is defined in the Stock Purchase Agreement) of $34,496,735.92.  The Purchase Amount was paid by the Company in cash by wire transfer of immediately available funds to the Stockholder.  This transaction represented the repurchase of 5.15% of the Company’s outstanding shares of Common Stock. The Company’s total shares of Common Stock outstanding were reduced from 737,987 as of October 2, 2024 to 699,997 shares as a result of this transaction.

The Trust Shares were repurchased by the Company under the Company’s share repurchase program (the “Repurchase Plan”).  As previously announced, pursuant to the Repurchase Plan, the Company may repurchase up to $55.0 million of the Company’s outstanding Common Stock from time to time through open market purchases, trading plans established in accordance with U.S. Securities and Exchange Commission rules, privately negotiated transactions, or by other means.  Upon their repurchase by the Company, the Trust Shares were returned to the status of authorized but unissued shares of Common Stock of the Company.  With the completion of the above transaction, the Company has approximately $20.0 million available for future stock repurchases under the Repurchase Plan which expires on December 31, 2026.

The foregoing is a summary of the terms of the Stock Purchase Agreement.  This summary does not purport to be complete and is qualified in its entirety by reference to the Stock Purchase Agreement, a copy of which is attached as Exhibit 1.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits:

The following exhibit is included with this Current Report on Form 8-K:

Exhibit No.	Description
1.1
Stock Purchase Agreement, dated as of October 3, 2024, among the Company, The Sheila M. Wishek Living Trust, a trust formed and existing under the laws of the State of California (the “Stockholder”) and Verna Shaheen, an individual residing in the city of San Francisco, State of California, as the duly-appointed and acting sole trustee of the Stockholder (the “Trustee”) (filed herewith).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 8, 2024

FARMERS & MERCHANTS BANCORP

	By:	/s/ Bart R. Olson
Bart R. Olson
Executive Vice President & Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
1.1
Stock Purchase Agreement, dated as of October 3, 2024, among the Company, The Sheila M. Wishek Living Trust, a trust formed and existing under the laws of the State of California (the “Stockholder”) and Verna Shaheen, an individual residing in the city of San Francisco, State of California, as the duly-appointed and acting sole trustee of the Stockholder (the “Trustee”) (filed herewith).